EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Third Wave Technologies, Inc. 1999 Incentive Stock Option Plan and the Third Wave Technologies, Inc. 2000 Stock Plan of our reports dated November 26, 2007, with respect to the consolidated financial statements of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2007 and the effectiveness of internal control over financial reporting of Hologic, Inc. as of September 29, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 25, 2008

Boston, Massachusetts